EXHIBIT 23
Ankura Consulting Group, LLC's Consent

Union Carbide Corporation:

Ankura Consulting Group, LLC ("Ankura") hereby consents to the use of Ankura's name and the reference to Ankura's reports appearing in this Quarterly Report on Form 10-Q of Union Carbide Corporation for the quarter ended June 30, 2017.

/s/ B. THOMAS FLORENCE
B. Thomas Florence Senior Managing Director Ankura Consulting Group, LLC July 27, 2017

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